FORM OF EXPENSE LIMITATION AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS

NEUBERGER BERMAN RISK BALANCED COMMODITY STRATEGY FUND

605 Third Avenue
New York, New York  10158-0180

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Neuberger Berman Management LLC
605 Third Avenue, 2nd Floor
New York, New York  10158-0180

Dear Ladies and Gentlemen:

Neuberger Berman Risk Balanced Commodity Strategy Fund (“Fund”) is a series of Neuberger Berman Alternative Funds, a Delaware statutory trust (“Trust”).

You hereby agree, until the date noted on Schedule A (“Limitation Period”), to waive fees and/or reimburse annual operating expenses (excluding interest, taxes, brokerage commissions, acquired fund fees and expenses, dividend and interest expenses relating to short sales, and extraordinary expenses, if any) (“Operating Expenses”) of the Fund’s respective classes noted on Schedule A (each, a “Class”) so that the Operating Expenses of each Class are limited to the rate per annum, as noted on Schedule A, of that Class’s average daily net assets (“Expense Limitation”). For all purposes hereof, the Operating Expenses of each Class are deemed to include a proportionate part -- determined by dividing that Class’s average daily net assets by the Fund’s aggregate average daily net assets -- of the Operating Expenses of Neuberger Berman Cayman Commodity Fund I Ltd., an exempted company incorporated in the Cayman Islands that is wholly owned by the Fund, or any other wholly owned subsidiary of the Fund advised by Neuberger Berman Management LLC (collectively, “Subsidiary”).  You further agree to pay any reimbursement made pursuant to the Expense Limitation to the Fund, on each applicable Class’s behalf, and the Subsidiary in proportion to their respective Operating Expenses that gave rise to the reimbursement.

The Fund and the Subsidiary agree to repay you out of assets attributable to a particular Class for any fees waived by you under the Expense Limitation, or any Operating Expenses you reimburse in excess of the Expense Limitation, with respect to that Class, provided the repayments do not cause that Class’s Operating Expenses to exceed the respective annual rate of average daily net assets as noted on Schedule A and the repayments are made within three years after the year in which you incurred the expense. The part of any such repayment to be made by the Subsidiary shall equal its proportionate part determined by dividing that Class’s average daily net assets by the Fund’s aggregate average daily net assets -- of the Operating Expenses of that Class.  In no event shall the Subsidiary be responsible for repaying more than the Subsidiary’s share of the waiver or reimbursement to which the total repayment relates.

You understand that you shall look only to the assets attributable to the applicable Class and to the Subsidiary for the Fund’s and the Subsidiary’s respective performance hereunder and for payment of any claim you may have hereunder, and neither any other series of the Trust or Class, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

The agreement embodied herein (“Agreement”) is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.  Any amendment to this Agreement shall be in writing signed by the parties hereto and requires approval of the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust, as that term is defined in the Investment Company Act of 1940.  This Agreement supersedes any prior agreement with respect to the subject matter hereof.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

NEUBERGER BERMAN ALTERNATIVE FUNDS,
on behalf of
NEUBERGER BERMAN RISK BALANCED COMMODITY STRATEGY FUND

By:

Name:

Title:

NEUBERGER BERMAN CAYMAN COMMODITY FUND I LTD.

By:

Name:

Title:

The foregoing Agreement is hereby accepted as of February __, 2013

NEUBERGER BERMAN MANAGEMENT LLC

By:

Name:

Title:

SCHEDULE A

Fund	Class	Limitation Period	Expense Limitation

Neuberger Berman Risk Balanced Commodity Strategy Fund	Class A	10/31/2016	1.46%
	Class C	10/31/2016	2.21%
	Institutional	10/31/2016	1.10%

*For purposes of this limitation, the Fund’s Operating Expenses shall be deemed to include the Operating Expenses of Neuberger Berman Cayman Commodity Fund I Ltd., a wholly owned subsidiary of the Fund, and any other wholly owned subsidiary of the Fund advised by Neuberger Berman Management LLC.